CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

GE Investments Funds, Inc:

We consent to the use of our report dated February 13, 2004, incorporated in this Registration Statement by reference, to the GE Investments Funds, Inc. and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Auditors” in the Statement of Additional Information.

KPMG LLP

Boston, Massachusetts

April 28, 2004